Exhibit 10.23

Monday, June 04, 2007

To: Tom Curtis

Re: CONFIDENTIAL EMPLOYEE TRANSITION AGREEMENT

If accepted by you, this letter sets forth the terms of your separation from bebe Stores, Inc. (“Employer”) as Sr. Vice President of BEBESPORT, and includes a General Release of Claims. WHEREFORE, the parties agree as follows:

1.             Separation Date. Curtis agrees to resign as Sr. Vice President of BEBESPORT. Curtis’s employment with the Employer terminates on June 29, 2007.

2.             Compensation.  Subject to and contingent upon Curtis’ Full Participation and Performance (“Full Participation and Performance”) through June 29, 2007, Curtis will be paid full wages through June 29, 2007 (Curtis will not be eligible for bonus for fiscal 2007).

(a)                            Full Participation and Performance is defined as, but not limited to, ensuring that (1) the merchandise assortments for July, August and September of 2007 are in place, (2) Curtis supports and participates in the recruitment and hiring of a Merchant and Design team for BEBESPORT and (3) The BEBESPORT nail-it calendar is being adhered to and deadlines for all deliverables are being met through June 29, 2007 (4) Execute all management responsibilities commensurate with the job (5) Sufficient and prompt attendance at work in order to perform all functions of the job.

(b)                           If Curtis fails, as determined by the C.E.O, to fully participate and perform for the duration of his employment, employer will have the option terminate and nullify this agreement and Curtis’s employment will be terminated immediately.

3.             In consideration of your agreement with the terms set forth in this letter, including your agreement (i) to continue your employment with the Company through the June 29, 2007 and (ii) to sign and deliver to the Company on June 29, 2007 the General Release and Non-Solicitation/Non-Compete Agreement attached to this letter as Exhibit A, the Company agrees to the following:

4.             Transition Package.  In order to assist Curtis in the transition to other employment, and in exchange for his Full Participation and Performance through June 29, 2007 and his general release of all claims and other promises in this Agreement, Employer agrees to provide Curtis with the following “Transition Package”:

a.               Curtis will be paid his regular gross salary less legally required or authorized payroll withholdings and deductions, on a bi-weekly basis pursuant to the regular “payroll cycle” at bebe, to a maximum gross payment of One Hundred Twenty Five Thousand dollars and Seven Cents ($125,000.07). A condition of the agreement is that Curtis make a good faith effort to secure other employment during the period of the transition agreement (June 30, 2007-Dec. 29, 2007) and that Curtis will notify bebe within five (5) business days of any such alternate employment secured by Curtis.  Payment will begin on the first regular payday following June 29, 2007 provided that Curtis does not revoke his agreement hereto or the agreement is not otherwise terminated per the terms hereunder.  Payment will cease at the earlier of Curtis’s notice to bebe that Curtis has obtained other employment or the full gross amount of the Transition Agreement, minus withholdings and deductions, has been paid.

b.              Curtis has or will be notified of his rights and obligations to elect continuation health coverage under Employer’s Section 125 and Welfare Benefits Plan (“Health Plan”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or similar and applicable state law (collectively “COBRA”).  Employer agrees to pay for Curtis the monthly premium under COBRA for up to six (6) months from July 1, 2007 through December 31, 2007, or the day Curtis is elsewhere employed, subject to the following:  (i) the payment amount—before deductions—for the elected COBRA coverage will not exceed the monthly premium amount for Curtis’s coverage (including dependent/family coverage) on the day this agreement is executed; (ii) Curtis (and, to the extent applicable, his eligible dependents) will represent that he/they is/are eligible for COBRA and, accordingly, will timely and properly elect to continue coverage under COBRA; (iii) if he and/or his eligible dependents lose his/their eligibility for COBRA continuation coverage for any reason, then Curtis will notify Employer and COBRA administrator upon any loss of eligibility within twenty (20) days and, accordingly, COBRA premium payment will end no later than the last day of the month of eligible COBRA coverage

c.               Upon Curtis’s termination date of June 29, 2007 his participation in the bebe Stores Inc., 1997 Stock Plan (as amended and restated through August 16, 2005) will also terminate and any unvested options granted to Curtis will be forfeited back to the company. For the three month period following Curtis’s termination date he will have the right to purchase and/or sell any options granted to him which are vested at the time of his termination date of June 29, 2007 subject to the plan rules. Any vested options remaining at the conclusion of the 3 month period following Curtis’s termination date will be forfeited back to the company.

Curtis agrees and acknowledges that the Agreement offers monetary and other benefits to which Curtis is not already entitled.  Curtis further agrees and acknowledges that payments made under this Agreement are additional wages subject to applicable payroll taxes.

DATED:	6/5/07	by:	/s/ Tom Curtis
Tom Curtis

Please provide address:

4331 18th St
SF, CA 94114

bebe stores, Inc.
DATED:	6/05/07
		By:	/s/ Louis Leidelmeyer
Louis Leidelmeyer
Vice President of Human Resources

866 232 3203

EXHIBIT A

GENERAL RELEASE AND NON-SOLICITATION

1.               General Release of All Claims.  In return for the Transition Package provided by Employer, and to the greatest extent permitted by law, Curtis promises that he will not sue or file any claim or charge against Employer, including any of its parent, subsidiary and related companies and any of its/their officers, directors, employees and/or agents (collectively, the “Released Parties”).  By signing below, Curtis releases the Released Parties from any and all claims Curtis has or may have, known and unknown, related to Curtis’s employment, his separation from employment, and any and every other matter or thing arising at any time in the past through the date that this Agreement becomes effective.

2.               Curtis understands and agrees that, to the greatest extent permitted by law, he is promising not to sue or file any claim or charge against the Released Parties, and is releasing all of them from any and all claims for breach of contract or covenant, personal injury, wages, benefits, defamation, slander, fraud, discrimination, harassment, retaliation, wrongful discharge, and any and all other claims without regard to how stated or pled, including, but not limited to, claims arising under the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, 29 U.S.C. § 206(d)(1), the California Labor, Government and Civil Code, and every other federal, state or local law or regulation arising at any time in the past through the date that this Agreement becomes effective.

3.               Non-Solicitation.  Curtis agrees that it is proper that Employer protect the value of its trade secrets and confidential information and accordingly, and in consideration of the transition package given Curtis, Curtis agrees that for a six (6) month period immediately following the signing date of this transition agreement, June 29, 2007 — December 29, 2007, Curtis will not, on his behalf or any other person or entity, directly or indirectly, solicit or encourage any employee, consultant, contractor, supplier, or any other person or entity providing goods and/or services to Employer to terminate their employment or relationship with Employer, to modify such relationship in any manner adverse to the interests of Employer, or to adversely interfere with any contractual and/or employment relationship with Employer.  Curtis acknowledges this is a material part of this agreement.

4.               Unknown Claims.  Curtis waives the rights and benefits conferred by section 1542 of the California Civil Code, which provides:

i.              A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

ii.

5.               Curtis also specifically waives any rights and benefits granted under Federal, State or common law in effect either now or in the future which provides for the same general rights described under California Civil Code 1542.

6.               No Claims Filed.  As a condition of the Employer entering into this Agreement, Curtis represents that he has not filed, and promises that he will not file, any lawsuit, claim or charge against the Released Parties, relating to Curtis’s employment or separation from employment, or any other matter, with the exception that Curtis may challenge the validity of and/or seek to enforce this Agreement.  This Agreement shall not be construed to prohibit Curtis from filing a charge or complaint with the Equal Employment Opportunity Commission or from participating in any investigation or proceeding conducted by that entity

7.               Non-disparagement. Curtis agrees not to make any written or oral statement which Curtis knows or reasonably should know to be untrue and agrees not to make any disparaging or negative statement (written or oral) concerning Employer, or any of its current or former officers, directors and employees, with the intent to injure or harm Employer.  Nothing in this Agreement shall prevent Curtis from providing truthful information, if required by law.  Curtis’s non-disparagement obligation is a material term of this Agreement.

8.               Non-admission of Wrongdoing.  By entering into this Agreement, the Released Parties neither suggest nor admit any wrongdoing or violation of law.

9.               Changes to the Agreement.  This Agreement may not be changed unless the changes are in writing and signed by Curtis and by Employer’s Vice President of Human Resources or Employers Chief Executive Officer.

10.         Confidentiality of this Agreement.  Curtis agrees that the existence, terms and conditions of this Agreement shall remain confidential, and that Curtis shall not disclose, directly or indirectly, the existence, terms and/or conditions of this Agreement to any other person or entity, except as required by law or for enforcement purposes.  It shall not be a violation of this Confidentiality obligation for Curtis to disclose information about this Agreement to members of his immediate family, attorneys or tax/financial advisers provided that Curtis first obtains a promise from each person to whom disclosure is made to maintain the confidentiality of this Agreement.  Curtis agrees that disclosure of the existence, terms or conditions of this Agreement by Curtis except as permitted by this Agreement shall constitute a material breach of this Agreement.

a.               Continuing Confidentiality Obligation:  Curtis acknowledges and agrees that during his employment with Employer, he had or may have had access to, obtained, and learned confidential and proprietary information regarding Employer’s business operations and other matters.  Curtis promises to maintain all such information in a private and confidential manner, and as provided in the Confidentiality Acknowledgement and Intellectual Property Assignment Agreement, a copy of which is attached hereto.  In addition, if during his employment with Employer, Curtis had access to, obtained or learned “insider” information, Curtis promises to abide by all federal, state, and local laws and regulations with regard to such “insider” information, and not to disclose such information to any person for any purpose, unless and until that information no longer qualifies as “insider” information or as otherwise required by law.  The parties agree that this paragraph constitutes a material term of this Agreement and that Curtis’s violation of this paragraph constitutes a material breach of this Agreement and may otherwise constitute an unlawful act.

11.         Full Cooperation.  Curtis agrees that to the extent called upon by Employer to do so, he will cooperate with and make himself reasonably available to Employer with regard to any matter for which Curtis has obtained information or knowledge as a result of his employment with Employer, including but not limited to litigation matters and administrative obligations.

12.         Agreement to Arbitrate.   Any controversy or claim of any kind arising out of or relating to the Agreement including, but not limited to, any claim relating to its validity, interpretation, enforceability or breach, or any claims related to the breach of any state, federal or local laws shall be settled by binding arbitration.  An arbitrator shall be agreed upon by the parties or if the parties cannot agree on an arbitrator, then a list of seven (7) arbitrators experienced in employment matters shall be obtained from the Federal Mediation and Conciliation Service.  Each party shall take turns striking a name from the list.  Curtis has the option of striking the first name.  The last name remaining on the list will be the arbitrator selected to resolve the dispute.  Upon selection and after conferring with the parties to the dispute, the arbitrator will set an appropriate time and date for the arbitration.  Except as provided herein, the arbitration shall be conducted pursuant to the applicable rules of the American Arbitration Association, or such rules as agreed upon by the parties, and in compliance with applicable California law related to arbitration.  The arbitration will take place in San Francisco, California unless the parties agree otherwise.  The arbitrator’s decision will be final and binding.  It is understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek from the arbitrator specific performance of that term and/or seek any other necessary and proper relief, including but not limited to damages and/or attorneys’ fees as allowed by law.  Each party shall pay the fees of its/his attorneys, except as such fees may be recoverable from the other party under applicable law.  Employer will pay the costs of the arbitrator and any reasonably necessary costs attendant to the arbitration hearing beyond those Curtis would have borne if the matter had been brought in court.

13.         Understandings: Curtis understands and agrees that:

a.               He has had a full twenty-one (21) days within which to consider this Agreement before executing it.

b.              He has carefully read and fully understands all of the provisions of this Agreement.

c.               He is, through this Agreement, releasing bebe and the Released Parties (as defined in paragraph 1) from any and all claims he may have against them.

d.              He knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

e.               He knowingly and voluntarily intends to be legally bound by this Agreement.

f.                 He was advised and hereby is advised in writing to consider the terms of this Agreement and to consult with an attorney prior to executing this Agreement.

g.              The payments and benefits provided in that certain letter dated 6/4/2007, are full and adequate consideration for Curtis’s release of claims and other obligations and promises herein.

h.              He has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

i.                  He expressly understands that among the various rights and claims being waived in this Release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C.§621, et seq.).

j.                  He understands that rights or claims under the Age Discrimination in Employment Act that may arise after the date of this Agreement are not waived.

14.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.         Entire Agreement.  This Agreement contains the entire agreement between Curtis and Employer and replaces and supercedes any prior agreements or understandings, written or oral, between Curtis and Employer relating to the subjects discussed in this Agreement.  Should any provision of this Agreement be declared invalid, the validity and enforceability of the other parts shall not be affected.

16.         Representations.  The parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by any of the parties or any of the parties’ agents attorneys, employees, officers, directors, supervisors or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

17.         Successors and Assigns.  This Agreement shall be binding upon the parties hereto, and upon their successors and assigns and shall inure to the benefit of said parties and to their respective successors and assigns.  Curtis expressly warrants the he has not transferred, nor will transfer, to any person or entity any rights, causes of action or claims released in this Agreement.

DATED:	7/1/07	By:	/s/ Tom Curtis
Tom Curtis

Please provide address:

4331 18th St
SF, CA
94114

DATED:	7/09/07	bebe stores, Inc.

		By:	/s/ Louis Leidelmeyer
Louis Leidelmeyer
Vice President of Human Resources